EXHIBIT 11

                        TALX CORPORATION AND SUBSIDIARIES

              Statement Regarding Computation of Earnings Per Share

                        Three Months Ended June 30, 1997

Shares outstanding - beginning of period ..........................    5,263,455

Weighted average number of common shares issued and
common equivalent shares (1) ......................................      177,344
                                                                      ----------

Weighted average number of common and
common equivalent shares outstanding - end of period ..............    5,440,799
                                                                      ==========

Three months ended June 30, 1997:
Earnings from continuing operations ...............................   $  283,000
Discontinued operations ...........................................         --
                                                                      ----------
Net earnings ......................................................   $  283,000
                                                                      ==========

Earnings per common and common equivalent share:
Earnings from continuing operations ...............................   $      .05
Discontinued operations ...........................................         --
                                                                      ----------
Net earnings ......................................................   $      .05
                                                                      ==========
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(1) Common and common equivalent shares issued consist of certain effects of shares issued, stock options and warrants. Common equivalent shares from stock options and warrants have been included in the computation using the treasury stock method.